Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) is entered into by and among Orthofix Medical Inc. (the “Company”) and Bradley R. Mason (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Executive has, since March 2013, served as the President and Chief Executive Officer of the Company;

WHEREAS, the Parties have entered into a Change in Control and Severance Agreement, made and entered into as of November 1, 2016 (the “Change in Control and Severance Agreement”);

WHEREAS, the Executive has received from the Company certain equity incentive awards (together, the “Equity Awards”) previously granted to the Executive with respect to the Company pursuant to award agreements between the Company and the Executive (together, the “Equity Award Agreements”);

WHEREAS, capitalized terms used, but not defined, herein shall have the meaning given such terms in the Change in Control and Severance Agreement; and

WHEREAS, the Company and the Executive desire to set forth certain promises, agreements and understandings relating to Executive’s future retirement from the Company and the Company’s selection of a successor President and Chief Executive Officer.

NOW, THEREFORE, upon execution and non-revocation of this Agreement, in exchange for the terms, conditions, and releases set forth below, the Parties agree as follows:

Effective Date

.  This Agreement shall become effective on the eighth (8th) day after the Company receives this Agreement and the Release attached hereto as Exhibit A (the “Release”) signed by the Executive (the “Effective Date”), provided that: (a) Executive does not revoke the Release within the seven (7) day period after he signs it; and (b) it is signed and delivered to the Company on or before February 25, 2019.  For the avoidance of doubt, the Release and the Supplemental Release, as defined below, are considered incorporated into and part of this Agreement.

Target Retirement Date and Separation Date

.

(a)Executive’s last day of employment will be the business day prior to the day that the successor President and Chief Executive Officer commences employment with the Company (such date, the “Target Retirement Date”), or such earlier date if Executive’s employment is terminated prior to the Target Retirement Date pursuant to the terms of this Agreement.  Executive’s employment may be terminated in advance of the Target Retirement Date by the Company, with or without Cause, by the Executive with or without Good Reason (as modified by this Agreement) or due to the Executive’s death or Disability. Further, notwithstanding the foregoing, the Target Retirement Date shall be no later than October 31, 2019.  The date on which Executive separates from employment with the Company, regardless of whether such date is the Target Retirement Date or an earlier date, is referred to herein as the

“Separation Date”.  During the period from the Effective Date through the Separation Date (the “Transition Period”), the Executive will remain an employee of the Company, the Change in Control and Severance Agreement will remain in effect except to the extent modified pursuant to this Agreement, and the Executive will, in addition to his other duties and responsibilities, assist in the transition of his duties as requested from time to time by the Company.

(b)Effective as of the Separation Date, the Executive will resign his employment with the Company and from all offices, positions, directorships, chairmanships, and/or fiduciary responsibilities of any nature or description with the Company, its affiliates, and each of their respective subsidiaries, and each of their respective employee benefit plans.

Transition Period Consideration

.  Provided that the Executive signs this Agreement, does not revoke it, and complies with all of its terms, during the Transition Period, the Company shall provide the Executive with the following:

(a)The Executive will continue to receive the Executive’s base salary in effect as of the Effective Date, payable in the normal course in accordance with the Company’s standard payroll practices, less applicable withholdings;

(b)The Company will pay Executive’s reasonable attorneys’ fees and expenses incurred since September 1, 2018, related to advising Executive with respect to his duties at the Company, his transition out of the Company, and this Agreement in an amount not to exceed fifteen thousand dollars ($15,000.00);

(c)The Executive will be eligible to continue to participate in the Company’s annual cash incentive program, health insurance and other employee benefit plans, to the same extent as he was eligible on the Effective Date and in accordance with the terms of such annual cash incentive program, health insurance and other employee benefit plans;

(d)The Executive will be eligible to vest in any Equity Awards that vest in accordance with the current terms of the Equity Award Agreements during the Transition Period; and

(e)Provided the Executive continues to be employed on April 1, 2019, or if the Executive’s employment is terminated by the Company without Cause prior to April 1, 2019 (in which case it is understood that Executive would remain a service provider to the Company as of the grant date as a result of the consulting services described in Section 12 hereof), the Company will grant to the Executive on April 1, 2019 restricted stock units under the Company’s 2012 Long-Term Incentive Plan (pursuant to a form of grant agreement to be prepared and approved by the Compensation Committee of the Company’s Board of Directors) with a grant date Fair Market Value of $2,000,000, which restricted stock units will become fully vested and delivered on April 1, 2020 subject to (i) Executive’s remaining employed through the Target Retirement Date or otherwise being terminated by the Company without Cause prior to such Target Retirement Date, and (ii) Executive’s complying with the terms of the Consulting Agreement (as defined herein) through April 1, 2020.

4.Separation Payments and Benefits.

(a)If the Executive’s employment terminates prior to the Target Retirement Date for any reason other than death, a termination by the Company without Cause or a termination by the Executive as a result of Disability (e.g., a voluntary retirement or resignation by the Executive or a termination for Cause by the Company), the Executive will be entitled to the payments and benefits, if any, as are set forth in the Change in Control and Severance Agreement and the Equity Award Agreements with respect to the applicable type of termination, and the Executive will not be entitled to the payments and benefits set forth in Section 4(b).  For the avoidance of doubt, if the Executive determines to terminate his employment at any time prior to the Target Retirement Date, provided circumstances constituting Cause do not exist, the Executive will be treated as though he terminated employment as a result of a Qualified Retirement, in which case the Executive shall not receive the payments and benefits set forth in this Agreement, but will receive the payments and benefits payable in connection with a Qualified Retirement determined in accordance with the terms of the Change in Control and Severance Agreement and the Equity Award Agreements.

(b)If the Executive remains employed through the Target Retirement Date or the Executive’s employment terminates prior to the Target Retirement Date as a result of death, a termination by the Company without Cause or a termination by the Executive as a result of Disability, subject to the Executive’s signing (or, in the event of Executive’s death, his duly authorized representative’s signing) a supplemental release in the form attached as Exhibit A (the “Supplemental Release”) on or within twenty-one (21) days after the Separation Date, and the Executive’s (or the Executive’s representative’s) not revoking the Supplemental Release within seven (7) days after signing it, in full and final satisfaction of any amounts due or which could be due to the Executive pursuant to the Change in Control and Severance Agreement, the Equity Award Agreements or otherwise, the Executive’s separation from service on the Separation Date will be treated as a Qualified Retirement by the Executive under the Change in Control and Severance Agreement as of the Separation Date and the Company will make and provide the following payments and benefits in connection with such Qualified Retirement (the “Transition Benefits”):

(i)(1) the Executive’s annual base salary due through the Separation Date, (2) any amounts or benefits owing to the Executive as of the Separation Date under the then applicable benefit plans of the Company, at the time such amounts or benefits are due (including any accrued vacation payable), (3) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Separation Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy, (4) if, for the calendar year prior to the year during which the Separation Date occurs, Executive has achieved performance goals such that Executive has earned a bonus under the Company’s annual cash incentive program (the “Annual Cash Incentive Program”) and the Annual Cash Incentive Program bonus with respect to such prior calendar year has not yet been determined and/or paid, the amount of such bonus, payable at the same time as payments are made to other participants under the Annual Cash Incentive Program, and (5) a pro rata amount of the Annual Cash Incentive Program bonus, if any, with respect to the year during which the Separation Date occurs (based on the number of days the Executive was employed by the Company during such year of termination) based on the achievement of applicable performance goals for such year, payable during the following year at the same time as payments are made to other participants under such Annual Cash Incentive Program;

(ii)With respect to the Equity Awards:

(1) all of Executive’s outstanding unvested time-vesting restricted stock grants and stock options will become immediately vested and Executive will have four years from the Separation Date (or, if earlier, the expiration of the original term of the option) to exercise all outstanding options; and

(2) for outstanding unvested performance-vesting restricted stock and performance stock unit grants, Executive (1) will receive “Service” (as defined therein) credit through the date that he remains a consultant under the Consulting Agreement and (2) will be treated as having consummated a “Qualified Retirement” (as defined therein) thereunder on the date that such consulting services terminate.

(iii)As soon as administratively practicable after the Supplemental Release has become effective and irrevocable, the Company shall reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for COBRA health care coverage for the Executive and the Executive’s eligible dependents for the period from the Separation Date through December 31, 2019.

(iv)The Transition Benefits will be subject to all applicable tax withholdings.  The Transition Benefits will be in lieu of any severance pay the Executive may be entitled to receive under any other severance plan or arrangement, individual written employment agreement (including Section 3 of the Change in Control and Severance Agreement), or other agreement relating to payment upon separation from employment.

For the avoidance of doubt, (i) it is the intent of the parties that the foregoing payments and benefits are in excess of the payment and benefits that Executive would receive in the event of a Qualified Retirement under the Change in Control and Severance Agreement and the Equity Awards absent the existence of this Agreement, and (ii) the Transition Benefits (and the related separation from employment contemplated by Section 4(b)) do not include any right to receive the Severance Amount described in Section 3 of the Change in Control and Severance Agreement or the CiC Severance Amount described in Section 4 of the Change in Control and Severance Agreement.

5.Employee Covenants. Without limiting the generality of Section 11, the Executive acknowledges, and the Parties agree, that Section 9 (Restrictive Covenants) of the Change in Control and Severance Agreement will remain in full force and effect in accordance with its terms.

No Further Compensation

.  The Executive acknowledges and agrees that, except with respect to the payments to be made and other benefits to be provided by the Company as set forth in this Agreement or otherwise pursuant to the Change in Control and Severance Agreement and the Equity Awards, (a) the Company has paid all salary, wages, bonuses, accrued vacation, commissions, and any and all other benefits and compensation that Executive has earned during his employment with the Company, (b) the Executive will not be eligible for, or entitled to receive, any other bonus amounts following the Separation Date, and (c) all benefits and perquisites of employment with the Company will cease as of the Separation Date and the Executive will not receive any further salary, bonuses, vacation, vesting of benefits, or other forms of compensation after the Separation Date from the Company, except as required by applicable law.  Nothing herein shall affect the Executive’s right to, and the Company shall continue to provide, indemnification, advance, defense, or reimbursement pursuant to any applicable D&O or similar policies, the Company’s bylaws, as they may be further amended, or applicable law. Furthermore, the Indemnity Agreement, dated August 1, 2018, between the Company and the Executive (the “Indemnification Agreement”) shall remain in full force and effect.

Health Insurance

.  Executive’s group health insurance will cease on the last day of the month of the Separation Date.  At that time, Executive will be eligible to continue his group health insurance benefits, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws.  Executive will receive additional information regarding his right to elect continued coverage under COBRA in a separate communication.  Executive is not entitled to any additional compensation or remuneration to cover health care costs beyond the reimbursement provided for in Section 4(b)(iii), above.

Return of Company Property

.  On or before the Separation Date, the Executive shall return to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part may contain any trade secrets, confidential information, or other proprietary or secret information of the Company, and all copies thereof, and keys, vehicles, access cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates.

9.Compliance with Section 409A.  The terms of Section 8 of the Change of Control and Severance Agreement are incorporated into this Agreement.

10.Other Agreements.  The Change of Control and Severance Agreement, Equity Award Agreements, and the Indemnification Agreement will remain in full force and effect and will continue to bind Executive, except to the extent the terms of this Agreement contradict terms in the Change of Control and Severance Agreement or the Equity Award Agreements, in which event the terms of this Agreement shall control and shall operate as an amendment to such agreements as necessary.  Otherwise, this Agreement represents the entire agreement between the Parties regarding the matters addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations, or discussions between the Parties, whether written or oral.

Voluntary Execution of Agreement

.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto.  The Parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this

Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

12.Consulting Services.  For a period of twelve months following the Separation Date, the Executive agrees to provide reasonable transition consulting services to the Company, when and as reasonably requested by the Company, and will receive payment of $40,000 per month for such services.  Such services will include consulting with the Company in connection with historical information regarding the Company and providing certain introductions as requested by the Company, and assisting with other reasonable requests for information or other assistance that the Board of Directors of the Company or the Company may request. In connection with the foregoing, the Company and the Executive agree that on or about the Separation Date they will enter into a consulting agreement, materially consistent with the Company’s standard form, to memorialize the foregoing terms (the “Consulting Agreement”).

13.  Miscellaneous.

(a)Except for injunctive relief as set forth in Section 9 of the Change of Control and Severance Agreement, the parties agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Lewisville, Texas, before a single arbitrator, with such arbitration to be conducted in accordance with the rules of the American Arbitration Association’s Commercial Arbitration Rules then in effect.  Judgment on the arbitrator’s award may be entered by any court having jurisdiction.  The Company shall be responsible for its own attorneys’ fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the Executive in connection with such arbitration and entry of judgment, but only if the arbitrator determines that the Executive prevailed on a material issue of the arbitration.  If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the parties, and as to such dispute only, the burden of proof shall be on the Company.

(b)This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas (without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of Texas). Subject to Section 13(a) hereof, all actions or proceedings for injunctive relief arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of Texas having appropriate jurisdiction for Collin County, Texas.  The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue therein and any defense of forum non conveniens.

(c)This Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.

(d)The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

(e)This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  All rights under this Agreement are personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive’s legal representatives, heirs and legatees.

(g)The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time.  Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 13(g) shall prevent the Executive from receiving any amounts payable pursuant to Section 4 hereof in the event of a termination described in such Section.

(h)Notwithstanding anything in this Agreement to the contrary, in no event shall anything in this Agreement (whether in the Release, the Supplemental Release, or otherwise) be interpreted to limit or restrict the Executive’s right or ability to provide whistleblower information to the Securities and Exchange Commission regarding violations of the federal securities laws pursuant to Section 21F of the Exchange Act.

(i)Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required.  Notice to the Company shall be directed to the attention of the General Counsel of the Company at the address of the Company’s headquarters, and notice to the Executive shall be directed to the Executive at the Executive’s most recent personal residence on file with the Company.

(k)The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state and local withholding amounts in accordance all applicable laws and regulations and deductions authorized by the Executive.  The Executive shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Transition and Retirement Agreement as of the date written below.

Bradley R. Mason /s/ Bradley R. Mason Bradley R. Mason	Date: February 25, 2019

ORTHOFIX MEDICAL INC. By: /s/ Ronald A. Matricaria Ronald A. Matricaria Chairman of the Board of Directors	Date: February 25, 2019

EXHIBIT A

RELEASE AGREEMENT

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Orthofix Medical Inc., a corporation organized under the laws of the State of Delaware, and its direct and indirect subsidiaries (all such entities, collectively, the “Company”), its parents, divisions and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, including the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code § 1400, et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12940, et seq., California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave), California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation), the California Family Rights Act of 1993, the California Equal Pay Law, Cal. Lab. Code § 1197.5, et seq. or any California wage payment law, any other section of the California Labor Code, any section of the applicable Order of the California Industrial Welfare Commission, as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement.  This Release also excludes any claims relating to any right you may have to payments pursuant to Sections 3 and/or 4 of the Transition and Retirement Agreement, entered into as of February 25, 2019, by and between the Company and you, any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s articles of association, certificates of incorporation or bylaws, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates.  You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

You further acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right.  Even though you are aware of this right, you nevertheless hereby voluntarily waive the right described in Section 1542 and any other statutes of similar effect, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the subject matter of the Release.  You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Release, and you agree that this Release will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company.  You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the  Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

You acknowledge:

(a)

That you were provided twenty-one (21) full days during which to consider whether to sign this Release.  If you have signed this Agreement prior to the expiration of the twenty-one (21)-day period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release.

(c)

That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.

(e)

That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release.  And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)

That you have made full and truthful disclosures to the Company’s compliance department regarding any misconduct (including any violations of federal securities laws) relating to the Company or its subsidiaries of which you are aware, and that you understand that notwithstanding anything herein or in any other agreement to the contrary, in no event shall you be prohibited or limited from my right to provide truthful information to or otherwise assist U.S. governmental authorities in any investigation regarding the Company (whether pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise), and in the event of such assistance, nothing herein or in any other agreement shall be deemed to conflict with my right to receive any award payable pursuant to Section 21F of the Exchange Act.

(g)	That these terms are final and binding on you.

(h)	That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.
(i)

That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation.  If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Company, to the attention of the General Counsel of the Company at the address of the Company’s headquarters, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY.  THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

Bradley R. Mason	Date

A-4